Exhibit 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com


   READER'S DIGEST ASSOCIATION ANNOUNCES 2Q FISCAL 2005 RESULTS;
             FREE CASH FLOW IMPROVES TO $181 MILLION;
               INTERNATIONAL PROFITS SHARPLY HIGHER,
      OFFSET BY LOWER PROFITS AT CONSUMER BUSINESS SERVICES;
            COMPANY REAFFIRMS FISCAL 2005 EPS GUIDANCE

PLEASANTVILLE, NY, January 26, 2005 - The Reader's Digest Association, Inc. (NYSE: RDA) today reported earnings of $0.58 per share for the second quarter of Fiscal 2005 ended December 31, 2004. Results included a non-cash charge of $(0.17) per share for amortization of previously deferred magazine promotion expenses. This quarter's results would also have been an additional $0.06 per share higher than Fiscal 2004 results had magazine promotion expense in Fiscal 2004 been accounted for in the same manner as in Fiscal 2005. In Fiscal 2004, second-quarter earnings were $0.67 per share, including net restructuring charges of ($0.06) per share. For the Fiscal 2005 second quarter, free cash flow improved by $15 million over the prior year to $181 million.

      Revenues improved slightly to $798 million versus $796 million in the Fiscal 2004 quarter. The company reported operating profits of $88 million, which included $(26) million of amortization of previously deferred magazine promotion expenses. This quarter's operating profits also would have been an additional $10 million higher than Fiscal 2004 had magazine promotion expense in Fiscal 2004 been accounted for in the same manner as in Fiscal 2005. Last year, the company reported second-quarter operating profits of $114 million, including $(9) million in net restructuring charges.

           "We are pleased that our EPS came in higher than last year, before the impact of the additional promotion expense amortization, and better than we had expected," said Thomas O. Ryder, Chairman and Chief Executive Officer. "This was largely the result of very strong profit growth at RD International and better-than-expected results at RD North America, offset by weakness in our Consumer Business Services segment. These improved results enabled us to increase our free cash flow to $181 million and to use that cash to accelerate debt repayment."

      For the Fiscal 2005 second quarter, the company used most of the cash from its free cash flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions), as well as $47 million in net proceeds from the sale-leaseback of its Pleasantville property, to reduce total debt outstanding in the second quarter by $203 million to $596 million. In addition, the company increased cash on hand by $21 million as of December 31, 2004, to $56 million.

           Factors contributing to the year-over-year variance in reported results for the second quarter include:

   -  An $18 million increase in operating profits at RD
      International, which improved by 75 percent. The increase in operating profits would have been $17 million had magazine promotion expense in Fiscal 2004 been accounted for in the same manner as in Fiscal 2005.
   -  An $(18) million decline in operating profits at CBS.
   -  An $(8) million decline in operating profits at RD North
      America, which would have been an increase of $3 million had magazine promotion expense in Fiscal 2004 been accounted for in the same manner as in Fiscal 2005.
   - A $(26) million non-cash charge related to amortization of a portion of the deferred magazine promotion expenses on the books as of June 30, 2004.
   - A $6 million improvement in Other Income and (Expense), Net, as a result of the sale of several non-strategic assets.
   - A lower effective tax rate as the result of favorable audit settlements within the second quarter reduced tax expense by approximately $4 million.

      As previously announced, effective July 1, 2004, the company began expensing magazine direct-response promotion costs as incurred, versus the previous practice of deferring and amortizing much of those costs. In connection with this change, a non-cash charge of $(27) million was taken on June 30, 2004, to reflect amortization of a portion of the then-existing deferred promotion expense balance of $(104) million. The remaining balance of previously deferred costs, $(77) million, or $(0.49) per share, is being amortized over Fiscal 2005, with the second-quarter impact being $(26) million, or $(0.17) per share. All of these amounts are non-cash. Excluding this amortization, the change is expected to have a minimal impact on the full fiscal year but will result in timing differences in year-to-year quarter comparisons. As expected, these timing differences resulted in unfavorable comparisons in the first half and are expected to cause favorable comparisons in the second.

           Other Income and (Expense), Net

           Other Income and (Expense), Net was $(4) million this quarter, favorable by $6 million compared with last year's second quarter. Net interest expense was $(10) million, $1 million lower than the year-ago quarter. The Fiscal 2005 second-quarter results included gains of $7 million from the sale of certain assets, including Crafting Traditions magazine in the United States and Moneywise magazine in the United Kingdom, as well as real estate in Australia.

           Outlook

           The company reaffirms its previously announced Fiscal 2005 full-year EPS guidance of $0.77 to $0.87, not including amortization for deferred magazine promotion costs ($(0.49) per share) and special items (including restructuring charges). On a reported basis, full-year EPS is expected to be in the range of $0.28-$0.38 per share.

      "We are increasingly confident about the outlook for the second half and our earnings for the full year," Ryder said. "The core Reader's Digest business is showing considerable strength, particularly in International, and Books Are Fun has been progressively better since Thanksgiving. We do expect, as we previously announced, that results in the third quarter will be down and results in the fourth quarter very strong relative to last year because of the way we planned major marketing campaigns and investments in RD International and RD North America."




         Reconciliation of Previously Announced
        Fiscal 2005 Guidance                                 EPS

        Previously Announced Fiscal 2005 Guidance       $0.77 - $0.87
        Add:
           Amortization of existing magazine deferred
            promotion asset as of June 30, 2004                $(0.49)
                                                        -------------
              Earnings per share                        $0.28 - $0.38


                               Segment Information

                                      Fiscal 2005     Fiscal 2004     Better
In millions                          Quarter 2 (a)   Quarter 2 (a)   (Worse)

Revenues:
  Reader's Digest North America          $ 252          $ 260         $  (8)
  Reader's Digest International            306            275            31
  Consumer Business Services               250            274           (24)
  Intercompany eliminations                (10)           (13)            3
                                         -----          -----         -----
   Total revenues                        $ 798          $ 796         $   2
                                         =====          =====         =====

Operating Profit (Loss):
  Reader's Digest North America          $  25          $  33         $  (8)
  Reader's Digest International             41             24            18
  Consumer Business Services                61             79           (18)
  Corporate Unallocated                    (13)           (13)           --
  Deferred Promotion  Amortization         (26)            --           (26)
  Other Operating Items, net                --             (9)            9
                                         -----          -----         -----
   Total operating profit                $  88          $ 114         $ (26)
                                         =====          =====         =====

(a) Certain amounts do not recalculate due to rounding.

           RD North America (RDNA)

           In the second quarter of Fiscal 2005, operating profits at RDNA were $25 million, down $(8) million from the year-ago period. Had magazine direct-response advertising been accounted for in Fiscal 2004 in the same manner as in Fiscal 2005, operating profits would have increased by $3 million from the year-ago period. Operating profit improvements were driven by higher profits at U.S. BHE, RD Canada and Reiman Publications, partly offset by lower profits at the U.S. Magazines group as a result of planned lower circulation levels and soft newsstand sales. Advertising sales were slightly above the prior-year quarter. Profits increased at U.S. BHE because of improved performance at general books and Select Editions. Reiman profits improved despite continued investment in Backyard Living magazine, launched a year ago. The magazine is expected to have a circulation of more than 900,000 by fiscal year's end.

      Revenues at RDNA were $252 million, down $(8) million from $260 million last year. The decline was principally driven by $(7) million in anticipated lower revenues at U.S. BHE, principally related to a reduction in telemarketing. Revenues were higher at RD Canada, offset by slightly lower revenues at U.S. Reader's Digest magazine and Reiman.

       RD International (RDI)

       In the second quarter, revenues at RDI were $306 million, up 11 percent over the year-ago period. Excluding the effects of foreign currency translation, revenues were up 2 percent. Operating profits during the quarter increased by $18 million, or 75 percent, to $41 million, including $4 million in favorable effects of foreign currency translation. Also, had magazine direct-response advertising costs in Fiscal 2004 been accounted for in the same manner as in Fiscal 2005, operating profits would have increased by $17 million over the year-ago period. Profits for the first six months of Fiscal 2005 were up 87 percent as revenues firmed, response rates improved, and costs were reduced as a result of global turnaround efforts to lower operating costs and improve mailing efficiency and execution that began 18 months ago.

      Results during the quarter reflect higher revenues and profits in most overseas markets including the United Kingdom, France, Russia and Australia. The growth reflects improved mail campaign performance, lower promotion costs and stronger single sales books, catalog, and music sales in most markets. Also contributing were new-market launches in Romania, Croatia, Slovenia and Ukraine, which overall achieved profitability ahead of expectations. Increased profits were partially offset by continued investment in new initiatives.

      Consumer Business Services (CBS)

      Revenues at Consumer Business Services were $250 million in the quarter, a decline of 9 percent, and operating profits were $61 million, down 23 percent versus last year's quarter. These declines were principally driven by lower sales and profits at QSP. Revenues at QSP declined by 10 percent. The revenue decline reflects lower magazine subscription and gift sales, principally driven by lower same-school sales versus the year-ago period. Profits declined at a disproportionate rate to revenues because of a change in the revenue mix, incremental investment spending to address increased competition for accounts, and increased fundraising activity within schools. These investments include hiring more sales staff, improving promotional marketing materials, and expanding new product offerings. This year, QSP lost significantly fewer sales staff versus last year and added nearly as much new business as was lost.

      Following a slow start, Books Are Fun ended the second quarter on a positive note, reversing the negative trends experienced early in the quarter with December revenues improving significantly versus the year-ago period. Revenues and profits were moderately lower versus a year ago because of higher sales staff turnover at the start of the selling season. Revenues and profits for the second half are expected to improve versus last year, reflecting aggressive recruiting efforts and expanded selling programs launched in the second quarter.

      Corporate Unallocated

      Corporate unallocated expenses were $(13) million in this quarter and in the year-ago quarter. Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the costs of the U.S. pension plans, post-retirement healthcare plans, and executive compensation programs.

      Non-GAAP Financial Measures

      The company publicly reports its financial information in accordance with accounting principles generally accepted in the United States (GAAP). To facilitate external analysis of the company's operating performance, the company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business:

  - Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period. Certain amounts may not recalculate due to rounding.


       Reconciliation of Free Cash Flow,          Q2 Fiscal    Q2 Fiscal
       in millions                                   2005         2004

Reported change in cash per cash flow               $  21        $   6
statement (see Table 4)
Less:
 Change in total borrowings                          (203)        (155)
 Dividends                                             (5)          (5)
 Pleasantville facility sale  proceeds, net            47           --
  Magazine divestitures                                 1           --
                                                    -----        -----
      Free Cash Flow Source                         $ 181        $ 166
                                                    =====        =====

 - Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management's measures of leverage and is an approximate measure of the company's debt less amounts the company has the capacity to repay. The company typically manages its cash and debt by using any "excess" cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

  - Previously Announced Fiscal 2005 Guidance (earnings per share before the effects of the change in accounting for magazine deferred promotion costs and special items, including restructuring charges) - The Previously Announced Fiscal 2005 Guidance represented the company's full-year earnings-per-share guidance announced July 29, 2004. At that time, the guidance was provided excluding final resolution of the treatment of its existing magazine deferred promotion asset (which was not determinable at that time), and special items (including restructuring charges). Subsequent to this date, the company finalized the accounting for magazine deferred promotion costs. The Previously Announced Fiscal 2005 Guidance is presented to facilitate an understanding of the impact of the company's change in magazine deferred promotion accounting on its guidance. Management uses Fiscal 2005 Guidance to assess the company's actual performance relative to its full-year expectations on a per-share basis. A reconciliation of this amount is included in the "Outlook" section, above.

     The company will host a conference call with financial analysts to discuss the company's second quarter results on Wednesday, January 26, 2005, at 8:30 a.m. EST. The company invites investors to listen to the webcast of the conference call at the company's Investor Relations Web site, www.rd.com/investors. The web site will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company. A transcript of the conference call will be posted on www.rd.com/investors.

      Segment Composition

      Effective with the second quarter of Fiscal 2005, the company moved
Adult and Children's Trade Publishing from Consumer Business Services to the RD North America segment to reflect a change in management responsibility. Prior-year results for these segments have been restated for comparability.

      The company reports business results in three segments:

      Reader's Digest North America - Reader's Digest magazine in the United States and Canada; Reiman Media Group, including magazines Taste of Home, Light & Tasty, Quick Cooking, Backyard Living, Cooking for 2, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, and Farm & Ranch, as well as books, cooking schools, country tours and other enterprises; The Family Handyman, American Woodworker, Reader's Digest Large Print Edition and U.S. Selecciones magazines; Reader's Digest Young Families; Adult and Children's Trade Publishing; financial services marketing alliances; and Select Editions, series and general books, health and home books, and music and video products in the United States and Canada.

      Consumer Business Services - Books Are Fun, a display marketer in North America selling books, gifts and other items; and QSP, Inc. and QSP Canada, schools and youth fundraising companies.

      Reader's Digest International - Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in 48 editions and 19 languages, Special Interest magazines in the Czech Republic; The Family Handyman in Australia; Books Are Fun operations in France, Mexico and Spain; and financial services marketing partnerships and other initiatives in more than 30 countries.

           The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is www.rd.com.

           This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                                ###


                                                                                                                Table 1 of 4

                                The Reader's Digest Association, Inc. and Subsidiaries
                                      Consolidated Condensed Statements of Income
                                        (In millions, except per share data)
                                                        (unaudited)

                                                              Three-month period ended         Six-month period ended
                                                           December 31, 2004 and 2003 (A)    December 31, 2004 and 2003

                                                               Fiscal Year          Better/       Fiscal Year        Better/
                                                               2005       2004      (Worse)      2005      2004      (Worse)

Revenues                                                      $798.0     $796.4         --     $1,288.0  $1,291.1        --

Product, distribution and editorial expenses                  (308.5)    (310.1)        1%       (511.5)   (518.4)        1%
Promotion, marketing and administrative expenses              (401.3)    (363.3)      (10%)      (724.3)   (663.1)       (9%)
Other operating items, net                                        --      ($9.1)       N/M           --      (9.1)       N/M
                                                              ------     ------        ---     --------  --------        ---
Operating profit                                                88.2      113.9       (23%)        52.2     100.5       (48%)

Other income and (expense), net                                 (3.6)     (10.0)       64%        (14.5)    (17.6)       18%
                                                              ------     ------        ---     --------  --------        ---
Income before provision for income tax                          84.6      103.9       (19%)        37.7      82.9       (55%)

Provision for income taxes                                     (26.8)     (37.4)       28%        (10.2)    (29.8)       66%
                                                              ------     ------        ---     --------  --------        ---
Net income                                                     $57.8      $66.5       (13%)       $27.5     $53.1       (48%)
                                                              ======     ======        ===     ========  ========        ===

Basic earnings per share:
   Weighted average common shares outstanding                   97.4       97.0                    97.4      97.0

   Basic earnings per share                                    $0.59      $0.68       (13%)       $0.28     $0.54       (48%)
                                                              ======     ======        ===     ========  ========        ===
Diluted earnings per share:
   Adjusted weighted average common shares outstanding          99.9       99.3                    99.9      99.1

   Diluted earnings per share                                  $0.58      $0.67       (13%)       $0.27     $0.53       (49%)
                                                              ======     ======        ===     ========  ========        ===
Dividends per common share                                     $0.05      $0.05         --        $0.10     $0.10         --


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2004 and 2003 are the second fiscal quarters of fiscal year 2005 and fiscal year 2004, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

N/M - Not meaningful.



                                                                                                                Table 2 of 4
                              The Reader's Digest Association, Inc. and Subsidiaries
                               Revenues and Operating Profit by Operating Segments
                                                 (In millions)
                                                  (unaudited)

                                                    Three-month period ended             Six-month period ended
                                                 December 31, 2004 and 2003 (A)         Deceber 31, 2004 and 2003

                                                    Fiscal Year                         Fiscal Year
                                                           Restated (B)  Better/               Restated (B)   Better/
                                                2005           2004      (Worse)     2005          2004       (Worse)

Revenues

Reader's Digest North America                  $251.8         $259.6       (3%)     $478.0         $484.5       (1%)

Reader's Digest International                   306.2          275.5       11%       521.0          491.3        6%

Consumer Business Services                      250.3          274.1       (9%)      305.3          334.5       (9%)

Intercompany eliminations (C)                   (10.3)         (12.8)      20%       (16.3)         (19.2)      15%

                                               ------         ------       ---    --------       --------       ---
Total Revenues                                 $798.0         $796.4        --    $1,288.0       $1,291.1        --
                                               ======         ======       ===    ========       ========       ===

Operating profit (loss)

Reader's Digest North America                   $25.2          $33.1      (24%)      $41.1          $45.2       (9%)

Reader's Digest International                    41.2           23.6       75%        41.9           22.4       87%

Consumer Business Services                       61.2           79.4      (23%)       42.7           65.0      (34%)

Corporate unallocated (D)                       (13.3)         (13.1)      (2%)      (21.9)         (23.0)       5%
                                               ------         ------       ---    --------       --------       ---

                                               $114.3         $123.0       (7%)     $103.8         $109.6       (5%)

Deferred promotion amortization (E)             (26.1)           ---       N/M       (51.6)           ---       N/M
Other Operating Items, net (F)                    ---          ($9.1)      N/M                      ($9.1)      N/M
                                               ------         ------       ---    --------       --------       ---
Total operating profit                          $88.2         $113.9      (23%)      $52.2         $100.5      (48%)
                                               ======         ======       ===    ========       ========       ===


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2004 and 2003 are the second fiscal quarters of fiscal year 2005 and fiscal year 2004, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  The results for fiscal 2004 have been restated for the transfer of the Young Families, Financial Services and Trade Publishing
businesses from the Consumer Business Services segment to the Reader's Digest North America segment.

(C)  In the normal course of business, the company's segments enter into transactions with one another.These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations.  However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(D) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury, and any related information technology and facility costs utilized by these departments.

(E) The deferred promotion amortization of $(26.1) million reflects the expensing of the deferred magazine promotion asset as of
June 30, 2004, and includes $(0.2) million from the effects of foreign exchange. For the six-month period ended December 31, 2004, the total deferred promotion amortization is $(51.6) and includes $(0.3) million from the effects of foreign exchange.

(F) Other operating items, net in Fiscal 2004 is comprised of restructuring charges of $(9.1) million, or $(0.06) per share primarily for severance. The charges are related to the company's global restructuring and cost-reduction program announced in
Fiscal 2003.

N/M - Not meaningful.



                                                                                                         Table 3 of 4
                     The Reader's Digest Association, Inc. and Subsidiaries
                              Consolidated Condensed Balance Sheets
                            As of December 31, 2004 and June 30, 2004
                                         (In millions)
                                          (unaudited)


                                                                             December 31,        June 30,
                                                                                2004               2004
Assets
      Cash and cash equivalents                                                 $56.4              $50.3
      Accounts receivable, net                                                  343.7              229.0
      Inventories                                                               175.2              152.0
      Prepaid and deferred promotion costs                                       63.7              106.9
      Prepaid expenses and other current assets                                 180.6              152.1
                                                                             --------           --------
Total current assets                                                            819.6              690.3

      Property, plant and equipment, net                                        120.3              155.8
      Goodwill                                                                1,010.0            1,009.5
      Other intangible assets, net                                              155.1              173.9
      Other noncurrent assets                                                   416.0              413.2
                                                                             --------           --------
Total assets                                                                 $2,521.0           $2,442.7
                                                                             ========           ========

Liabilities and Stockholders' Equity
      Loans and notes payable                                                   $54.3              $83.9
      Accounts payable                                                          115.9              110.6
      Accrued expenses                                                          328.9              268.7
      Income taxes payable                                                       35.2               15.5
      Unearned revenue                                                          441.5              403.4
      Other current liabilities                                                  12.0               10.2
                                                                             --------           --------
Total current liabilities                                                       987.8              892.3

      Long-term debt                                                            541.8              637.7
      Postretirement and postemployment benefits other than pensions            116.7              119.5
      Unearned revenues                                                         141.0              129.3
      Other noncurrent liabilities                                              232.5              200.8
                                                                             --------           --------
Total liabilities                                                             2,019.8            1,979.6

      Capital stock                                                              16.0               17.8
      Paid-in capital                                                           206.9              210.1
      Retained earnings                                                       1,347.2            1,330.4
      Accumulated other comprehensive (loss) income                             (74.0)             (89.4)
      Treasury stock, at cost                                                  (994.9)          (1,005.8)
                                                                             --------           --------
Total stockholders' equity                                                      501.2              463.1
                                                                             --------           --------
Total liabilities and stockholders' equity                                   $2,521.0           $2,442.7
                                                                             ========           ========



                                                                                                                     Table 4 of 4

                           The Reader's Digest Association, Inc. and Subsidiaries
                                 Consolidated Condensed Statements of Cash Flows
                                                  (In millions)
                                                   (unaudited)

                                                                      Three-month period ended    Six-month period ended
                                                                           December 31, (A)              December 31,
                                                                           2004        2003          2004         2003
Cash flows from operating activities
Net income                                                                $57.8        $66.5         $27.5        $53.1
Depreciation and amortization                                              15.3         16.1          30.4         32.2
Asset impairments                                                            --          0.5            --          0.5
Amortization of debt issuance costs                                         1.0          1.3           2.0          2.6
Stock-based compensation                                                    2.4          2.7           5.5          5.6
Net gain on marketable securities and sales of certain assets              (7.2)        (0.3)         (7.2)        (3.7)
Changes in current assets and liabilities, net of effects of acquisitions and dispositions
     Accounts receivable, net                                             (61.0)       (51.4)        (97.6)       (77.1)
     Inventories                                                           34.6         39.0         (17.8)        (6.6)
     Unearned revenues                                                      6.9          4.3          26.2         33.4
     Accounts payable and accrued expenses                                 43.2         15.1          44.5         17.5
     Other, net                                                            77.6         83.4          44.0         19.7
Changes in noncurrent assets and liabilities, net of effects
of acquisitions and dispositions                                           (5.0)       (11.5)         23.7         19.5
                                                                          -----        -----          ----         ----
Net change in cash due to operating activities                            165.6        165.7          81.2         96.7
                                                                          -----        -----          ----         ----

Cash flows from investing activities
Proceeds from sales of marketable securities                                 --           --            --          0.8

Purchases of licensing agreements                                            --           --            --         (1.3)

Proceeds from other long-term investments                                   2.7          0.3           2.7          3.0
Proceeds from sales of property, plant and equipment                       10.2           --          10.2          0.1
Proceeds from the sale of the Pleasantville facility                       48.2           --          48.2           --
Magazine divestitures                                                       1.5           --           1.5           --
Capital expenditures                                                       (4.4)        (4.5)         (7.6)        (8.5)
                                                                          -----        -----          ----         ----
Net change in cash due to investing activities                             58.2         (4.2)         55.0         (5.9)
                                                                          -----        -----          ----         ----

Cash flows from financing activities
Proceeds / (repayments) of revolving credit and short-term
facilities, net                                                          (130.3)      (105.6)        (44.6)        (0.6)
Repayments of term loan                                                   (73.0)       (49.3)        (80.9)       (67.4)
Dividends paid                                                             (5.2)        (5.1)        (10.4)       (10.3)
Cash paid for financing fees                                                 --           --          (0.5)          --
Proceeds from employee stock purchase plan and exercise
of stock options                                                            1.3          1.4           1.4          1.4
Other, net                                                                 (1.8)          --          (1.9)        (0.1)
                                                                          -----        -----          ----         ----
Net change in cash due to financing activities                           (209.0)      (158.6)       (136.9)       (77.0)
                                                                          -----        -----          ----         ----

Effect of exchange rate changes on cash                                     6.0          2.8           6.8          3.3

                                                                          -----        -----          ----         ----
Net change in cash and cash equivalents                                    20.8          5.7           6.1         17.1
                                                                          -----        -----          ----         ----

Cash and cash equivalents at beginning of period                           35.6         62.7          50.3         51.3
                                                                          -----        -----          ----         ----
Cash and cash equivalents at end of period                                $56.4        $68.4         $56.4        $68.4
                                                                          =====        =====         =====        =====

(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2004 and 2003 are the second fiscal quarters of fiscal year 2005 and fiscal year 2004, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.
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